Exhibit 10.31

MAYOR’S JEWELERS, INC.

WARRANT REDEMPTION AGREEMENT

This Warrant Redemption Agreement (this “Agreement”) is entered into as of May 26, 2005 by and between Mayor’s Jewelers, Inc. a Delaware corporation (the “Corporation”) and John Ball (the “Seller”).

Preliminary Statements

A.	In March 2003, Henry Birks & Sons Inc. assigned and transferred to John Ball 500,000 warrants to purchase common stock of the Corporation at an exercise price of $.30 per share.

B.	As a result of certain anti-dilution provisions contained in the warrants, the number of outstanding warrants increased from 500,000 to 501,348 and the exercise price decreased from $.30 to $.29 per share (the “Warrants”).

C.	The Corporation proposes to redeem, and the Seller proposes to sell to the Corporation, all of the Warrants. This Agreement sets forth the terms and conditions under which the Warrants would be acquired by the Corporation.

Terms

1. Sale and Purchase of the Warrants. On the date of this Agreement, Seller shall sell to the Corporation, and the Corporation shall purchase from Seller, the Warrants.

2. Assignment of Warrants. Effective as of the Closing, the Seller assigns, transfers and sets over to the Corporation all of Seller’s right, title and interest in and to the Warrants and all rights and benefits of every description whatsoever accruing to the benefit of the Seller in respect of the Warrants. The Seller shall from time to time execute and deliver such further instruments and take such further actions as the Corporation may reasonably request to confirm or perfect the foregoing transfer.

3. Purchase Price and Payment. In consideration for Seller’s sale and assignment of the Warrants to the Corporation, the Corporation agrees to pay to Seller US$150,000 (“Purchase Price”).

4. Closing. The closing (the “Closing”) of the purchase of the Warrants hereunder shall take place on the date hereof or such other date as may be agreed to by the Corporation and the Seller (such date upon which the Closing occurs is referred to as the “Closing Date”). At the Closing, the Corporation shall deliver, or caused to be delivered, to the Seller the Purchase Price and the Warrants shall be irrevocably deemed to have been assigned to the Corporation for cancellation.

5. Representations and Warranties of Seller. The Seller represents and warrants to the Corporation as follows:

(a) Title. Upon the Closing, the Corporation will acquire valid equitable and beneficial title to the Warrants, free and clear of any mortgage, pledge, lien, encumbrance, charge, security interest, lien for taxes, restriction or any liability or claim of any nature whatsoever. The Warrants constitute all of Seller’s interest in the Corporation.

(b) Authorization and Validity of Agreement. Seller has the requisite capacity to execute, deliver and perform this Agreement, and this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation enforceable against Seller in accordance with its terms.

(c) Consents and Approvals; No Violations. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not result in a violation or breach of, conflict with, or result in the creation of any lien or encumbrance under any note, agreement, contract, or other obligation to which Seller is a party, or by which Seller’s assets are bound.

(d) Seller Disclosures. The Corporation has made available to Seller all documents and information that Seller has requested relating to this Agreement. Seller has, to the extent it believes such discussion to be necessary, discussed with its professional legal, tax and financial advisers the terms and conditions of this Agreement, and Seller understands such terms and conditions and has determined that such terms and conditions are acceptable to Seller.

6. Release. Effective as of the Closing, the Seller for itself, its predecessors, successors, assigns and transferees and any person or entity claiming by, through or under it, including, without limitation, employee, consultant, assignee, agent, representative, attorney, successor or predecessor or affiliate not a party hereto (each such party, a “releasor”), hereby fully and forever releases, acquits and discharges the Corporation, and its respective directors, officers, agents, employees, partners, predecessors, successors, assigns, agents, affiliates, representatives, and attorneys (the “releasees”), from any and all causes of action, rights, claims, demands, suits, proceedings, and liabilities of any nature whatsoever arising out of, directly or indirectly, in whole or in part, the Warrants (each a “Claim”), whether known or unknown, that such releasor or any of it predecessors, successors, assigns or transferees ever had, now has, or hereafter can, shall or may have as a result of acts or omissions occurring prior to the date hereof. Each releasor, for itself and its predecessors, successors, assigns and transferees expressly waives any and all rights under any statute or provision or principle of common law in any state or territory of the United States of America, or any foreign jurisdiction which limits the extent to which the foregoing releases would otherwise extend to Claims which such releasor does not know or suspect to exist in its favor at the time of executing this Agreement. Thus, for the purpose of implementing a full and complete release of each of the releasees, each releasor, for itself and its predecessors, successors, assigns and transferees expressly acknowledges that this release is intended to include in its effect, without limitation, Claims which such party does not know of or suspect to exist in its favor at the time of execution hereof, and that the releases contemplate an extinguishment of all such Claims. None of the foregoing negated in any way the Mayor’s Jewelers, Inc. Indemnification Agreement, dated November 23, 2004.

Each releasor for itself, its predecessors, successors, assigns and transferees covenants and agrees not to institute or participate, directly or indirectly, in any suit, action or proceeding, at law or in equity, against any releasee, by reason of, or based upon, any Claim.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

8. Binding Effect. This Agreement shall be binding upon the Seller and Seller’s estate, heirs, personal representatives and other successors in interest and shall be binding upon the Corporation and its successors and assigns.

9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof.

10. Counterparts. This Agreement may be executed in two or more counterparts, and in facsimile versions, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

11. Date of Payment. Payment shall be made in full by June 1, 2005.

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NOW THEREFORE, the parties have executed this Agreement as of the date set forth above.

SELLER

/s/ John Ball
John Ball

MAYOR’S JEWELERS, INC.

By:	/s/ Marc Weinstein
Name: Marc Weinstein Title: SVP & CAO